Exhibit 4.5


                        TRANSATLANTIC HOLDINGS, INC.
                    2000 STOCK OPTION PLAN (THE "PLAN")

1. Purpose. The purpose of this Plan is to advance the interests of Transatlantic Holdings, Inc. ("TRH") by providing certain key employees of TRH and its subsidiaries, and members of the board of directors of TRH (the "Board") upon whose judgment, initiative and efforts the successful conduct of the business of TRH largely depends, with an additional incentive to continue their efforts on behalf of TRH and its subsidiaries, as well as to attract people of training, experience and ability to TRH and its subsidiaries.

2. Administration. Except as otherwise provided herein, the Plan shall be administered by a committee (the "Committee") of the Board to be drawn solely from members of the Board who are not and have not been officers of TRH or its subsidiaries. The Committee shall consist of at least two (2) directors of TRH, each of which shall be (a) a Nonemployee Director (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended) and (b) to the extent necessary for any stock option granted hereunder intended to qualify as Performance Based Compensation (within the meaning of Section 162(m)(4)(C) of the Code (as defined below) and the regulations promulgated thereunder) to so qualify, an Outside Director (within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder). For purposes of the preceding sentence, if one or more members of the Committee is not, in the case of clause (a) of the preceding sentence, a Nonemployee Director, or, in the case of clause (b) of the preceding sentence, an Outside Director, and, in either case, recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any stock options granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all optionees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, to determine which employees of TRH and its subsidiaries shall receive stock options, the time when stock options shall be granted, the terms of such options and the number of shares for which options shall be granted. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant stock options (including grants to members of the Board who are not employees of TRH and its subsidiaries) or administer the Plan, in which case the Board shall have all of the authority and responsibility granted to the Committee herein.

3. Stock Subject to the Plan. Subject to adjustment as provided in Section 7 hereof, the maximum number of shares that may be issued under the Plan is 1,500,000 shares of the common stock, par value $1.00 per share (the "Common Stock") of TRH as such shares shall exist on January 1, 2000 which shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by TRH. Upon the expiration or termination (in whole or in part) of unexercised options, shares of Common Stock subject thereto shall again be available for issuance under the Plan.

4. Eligibility. Employees of TRH and its subsidiaries, and members of the Board, shall be eligible to receive stock options under the Plan. Only employees shall be eligible to receive stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

5. Grant of Stock Options. (a) Stock options may be granted to eligible recipients in such number and at such times during the term of this Plan as the Committee shall determine: provided, however, that (i) the maximum number of shares of Common Stock as to which stock options may be granted under this Plan to any one individual in any one year may not exceed 100,000 shares (as adjusted pursuant to the provisions of Section 7) and
(ii) options to purchase more than 250,000 shares of Common Stock set forth in Section 3 above (as adjusted pursuant to the provisions of Section 7) shall not be granted under this Plan to any one person.

     (b) At the time of grant, the Committee shall determine (i) whether all or any part of a stock option granted to an eligible employee shall be an incentive stock option and (ii) the number of shares subject to such incentive stock option. The form of any stock option which is all or in part an incentive stock option shall clearly indicate that such stock option is an incentive stock option or, if applicable, the number of shares subject to the incentive stock option. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an eligible employee during any calendar year (under all such plans of TRH and of any subsidiary corporation of TRH) shall not exceed $100,000.

6. Terms and Conditions of Stock Options. All stock options granted under the Plan shall be in such form as the Committee may from time to time determine and shall be subject to the following terms and conditions:

     (a) Option Price. The option price per share with respect to each stock option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date the stock option is granted.

     (b) Term of Option. In no event shall any stock option be exercisable after the expiration of 10 years from the date on which the stock option is granted.

     (c) Exercise of Stock Option and Payment for Shares. Except as provided in paragraph (e) of this Section below, the shares covered by each stock option may not be purchased for one year after the date on which the stock option is granted, but thereafter may be purchased in such installments as shall be determined by the Committee at the time the stock option is granted. Any shares not purchased on the applicable installment date may be purchased thereafter at any time prior to the final expiration of the stock option. To exercise a stock option, the optionee shall give written notice to TRH specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor: (i) in cash or by certified or official bank check, (ii) in shares of Common Stock held by the optionee for at least six months, valued as of the date of exercise, of the same class as those to be granted by exercise of the option, or (iii) in a combination of (i) and (ii). Notwithstanding the foregoing, at the sole discretion of the Committee, upon the request of the optionee, the Committee may permit, on such other terms and conditions as the Committee may determine, the deferral of delivery to a date or dates specified by the optionee of all or some of the shares otherwise deliverable by TRH to the optionee upon the exercise of the option. The Common Stock will be valued on the date of exercise at the fair market value as determined by the Committee. Any person exercising a stock option shall make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by TRH, on terms acceptable to TRH, with the provisions of the Securities Act of 1933, as amended, and any other applicable legal requirements. If an optionee so requests, shares purchased may be issued in the name of the optionee and another jointly with the right of survivorship.

     (d) Non-transferability of Options. No stock option granted under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution, and such stock option shall be exercisable, during his or her lifetime, only by the optionee.

     (e) Termination of Employment. Except as otherwise provided by the Committee, no part of any stock option granted to an employee (including an officer) may be exercised after the termination of his or her employment with TRH and its subsidiaries, except that (i) if such termination of employment is at or after normal retirement age or due to disability or death, any portion of a stock option, whether or not exercisable at the time of such termination, may be exercised by the optionee (or in case of death by the person or persons to whom the optionee's rights under such stock option are transferred by will or the laws of descent and distribution) at any time within the term of the stock option; and (ii) if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of the Committee, any portion of a stock option may be exercised by the optionee within three months after such termination, but only to the extent such stock option was exercisable at the time of such termination.

7. Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, spinoff, extraordinary dividend, reorganization or liquidation, or any other change in the corporate structure or shares of TRH, subsequent to January 1, 2000, the Committee shall make such equitable adjustments, designed to protect dilution or enlargement of rights, as it may deem appropriate, in the number and kind of shares authorized by the Plan, in the limitations set forth in Section 5(a) and, with respect to outstanding stock options, in the number and kind of shares covered thereby and in the option price.

8. Rights as a Stockholder. An optionee shall have no rights as a stockholder with respect to any shares covered by a stock option until the date of issuance of a stock certificate for such shares.

9. Withholding Taxes. Whenever shares of Common Stock are to be issued in satisfaction of stock options granted under the Plan, TRH shall have the right to require the recipient to remit to TRH an amount sufficient to satisfy all applicable withholding tax requirements prior to the delivery of any certificate or certificates for shares.

10. Term of Plan. No stock options shall be granted pursuant to the Plan after December 31, 2009 but stock options theretofore granted may extend beyond such date and the terms and conditions of the Plan shall continue to apply thereto.

11. Choice of Law. THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

12. Termination or Amendment of Plan. The Board may at any time terminate the Plan with respect to any shares of Common Stock of TRH not at the time subject to option, and may from time to time alter or amend the Plan or any part thereof, provided that no change may be made in any stock option theretofore granted which would impair the rights of an optionee without the consent of such optionee, and further, that no alteration or amendment may be made without the approval of stockholders if such approval is required by applicable law.

13. Approval of Stockholders. The Plan is being adopted as of January 1, 2000 by the Board subject to approval by the stockholders of TRH at the 2000 Annual Meeting of Stockholders. Any stock options granted under the Plan prior to the date of such stockholder approval are expressly conditioned on such stockholder approval.